Exhibt (h)(ii)

TRANSFER AGENCY AND SERVICES AGREEMENT

     THIS AGREEMENT is made as of July 25, 2009, between Cullen Funds Trust, organized as a Delaware statutory trust (the “Fund”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

     WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end, registered investment company, presently consisting of the portfolios listed in Appendix A;

     WHEREAS, ALPS provides certain transfer agency services to investment companies; and

     WHEREAS, the Fund desires to appoint ALPS as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and ALPS desires to accept such appointment.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows.

     1. ALPS Appointment and Duties.

          (a) The Fund hereby appoints ALPS to provide the transfer agent and other specified services set forth in Appendix B hereto, as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agrees to furnish such specified services. ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

          (b) ALPS may employ or associate itself with a person or persons or organizations as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of ALPS, and the Fund shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

     2. ALPS Compensation; Expenses.

          (a) In consideration for the services to be performed hereunder by ALPS, the Fund shall pay ALPS the fees listed in Appendix C hereto. Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Fund and such fees are subject to renegotiation between the parties to the extent such information is determined to be materially different from what the Fund originally provided to ALPS. During each year of the Term, ALPS and the Fund agree to reconsider fees and any proposed changes to fees due to ALPS’ cost increases attributable to changes in CPI or other relevant cost of living benchmarks. Any such annual increase will not exceed 5% of the previous year’s base fees.

          (b) ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein. ALPS will not bear any of the costs of Fund personnel. Other Fund expenses incurred shall be borne by the Fund or the Fund’s investment adviser, including, but not limited to, initial organization and offering expenses; litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Fund shares; administrative and accounting expenses; custodial expenses; interest; Fund directors’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of the Fund’s directors; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents, supplements, proxy materials, and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”).

     3. Right to Receive Advice.

          (a) Advice of the Fund and Service Providers. If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice or instructions from the Fund or the Fund’s investment adviser or, as applicable, the Fund’s custodian or other service providers.

          (b) Advice of Counsel. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser, or ALPS, at the option of ALPS).

          (c) Conflicting Advice. In the event of a conflict between directions, advice or instructions ALPS receives from the Fund or any authorized service provider on behalf of the Fund and the advice ALPS receives from counsel, the Fund and ALPS shall mutually agree upon the directions, advice or instructions to follow. Upon request, ALPS will provide the Fund with a copy of the advice of counsel received pursuant to Section 3(b).

     4. Standard of Care; Limitation of Liability; Indemnification.

          (a) ALPS shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement, including with regard to the processing of investments checks using mutually agreed upon procedures. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code is superseded by this Section 4 of this Agreement.

          (b) In the absence of willful misfeasance, bad faith, negligence, or reckless disregard by ALPS in the performance of its duties, obligations or responsibilities set forth in this Agreement, ALPS and its affiliates, including their respective officers, directors, agents and employees, shall not be liable for, and the Fund agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

               (i) the inaccuracy of factual information furnished to ALPS by the Fund, the Fund’s investment adviser or custodian or any authorized third party on behalf of the Fund;

               (ii) any reasonable error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates;

               (iii) ALPS’ reliance on any instruction, direction, notice, instrument or other information provided by the Fund, the Fund’s investment adviser or custodian or any authorized third party on behalf of the Fund that ALPS reasonably believes to be genuine;

               (iv) failure to satisfy requests to cancel or amend payment orders, if ALPS receives such requests without reasonable time to comply with such requests;

               (v) failure to detect any erroneous payment order, provided that ALPS complies with the payment order instructions as received and with the Security Procedure (as defined below);

               (vi) lost interest with respect to the refundable amount of an unauthorized payment order, unless ALPS is notified of the unauthorized payment order within 30 days of notification by ALPS of the acceptance of such payment order; or

               (vii) any other action or omission to act which ALPS properly takes in connection with the provision of services to the Fund pursuant to this Agreement.

          (c) ALPS shall indemnify and hold harmless the Fund, the Fund’s investment adviser and their respective officers, directors, agents and employees from and against any and all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from ALPS’ willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement.

          (d) Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages. Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

          (e) In any case in which either party (the “Indemnifying Party”) may be asked to indemnify or hold the other party (the “Indemnified Party”) harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by the Indemnified Party and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such claim. The Indemnified Party will not confess any claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent.

     5. Force Majeure. No party shall be liable for losses, delays, failures, errors, interruptions or losses of data in its performance of its obligations under this Agreement if and to the extent it is caused, directly or indirectly, by reason of circumstances beyond their reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature or non-performance by a third party. In any such event, the non-performing party shall be excused from any further performance and observance of obligations so affected only for so long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

     6. Activities of ALPS. The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others. The Fund recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into administrative, bookkeeping, pricing agreements or other agreements with such other corporations and businesses.

     7. Accounts and Records. The accounts and records maintained by ALPS shall be the property of the Fund. ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. ALPS shall surrender such accounts and records to the Fund, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Fund. The Fund shall have access to such accounts and records at all times during ALPS’ normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by ALPS to the Fund at the Fund’s expense. ALPS shall assist the Fund, the Fund’s independent auditors, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund’s accounts and records, and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request. In the event ALPS receives a request or demand for the inspection of records relating specifically to the Fund, ALPS will promptly notify the Fund of such request in writing and obtain instructions from the Fund as to the handling of such request.

     8. Confidential and Proprietary Information. In accordance with Regulation S-P and other relevant rules and regulations, ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Fund and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Fund and not to use, sell, transfer, or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Fund, which approval shall not be unreasonably withheld. Approval may not be withheld where ALPS may be exposed to civil, regulatory or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Fund. When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information. ALPS shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality, and integrity of, and to prevent unauthorized access to or use of records and information relating to the Fund and its current and former shareholders.

     9. Compliance with Rules and Regulations. ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of the Fund hereunder shall cause the Fund to comply) with all applicable requirements of the 1940 Act, the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended (the “1934 Act”), and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Fund of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Fund’s public filings or otherwise provided to ALPS). Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by the Fund. ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Fund a certification to such effect no less than annually or as otherwise reasonably requested by the Fund. ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Fund.

     10. Representations and Warranties of ALPS. ALPS represents and warrants to the Fund that:

          (a) It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

          (b) It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform this Agreement.

          (c) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

          (d) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

          (e) It is, and will continue to be, registered as a transfer agent under the 1934 Act.

          (f) It has adopted and implemented written policies and procedures reasonably designed to prevent violations of the Federal Securities Laws (as defined under the rules related to the 1940 Act) related to the services provided by ALPS to the Fund. It will review, no less frequently than annually, the adequacy of the policies and procedures and the effectiveness of their implementation and will report to the Fund any material changes made to the policies and procedures since the date of the last report, and any material changes made to the policies and procedures recommended as a result of the annual review. It will provide the Fund with an annual report of each Material Compliance Matter (as defined under the rules related to the 1940 Act) that occurred since the date of the last report.

          (g) It will impose and collect any redemption fees imposed by the portfolios of the Fund in accordance with the terms set forth in the prospectus.

          (h) It will establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

          (i) It will maintain insurance which covers such risks and is in such amounts, with such deductibles and exclusions, sufficient for compliance by ALPS with all requirements of law and sufficient for ALPS to perform its obligations under this Agreement; and all such policies are in full force and effect and are with financially sound and reputable insurance companies, funds or underwriters.

          (j) In the event of the termination of this Agreement, ALPS shall provide reasonable cooperation to the Fund in the movement of all records (in all media) and materials of the Fund and the conversion of the shareholders accounts to a successor transfer agent.

     11. Representations and Warranties of the Fund. The Fund represents and warrants to ALPS that:

          (a) It is a Delaware statutory trust duly organized and existing and in good standing and is registered with the SEC as an open-end, registered investment company.

          (b) It is empowered under applicable laws and by its Declaration of Trust and Bylaws to enter into and perform this Agreement.

          (c) The Board of Trustees of the Fund has duly authorized it to enter into and perform this Agreement.

          (d) A registration statement under the 1933 Act and the 1940 Act is currently, or will be upon commencement of operations, effective and will remain effective,

and appropriate state securities law filings have been made and will continue to be made, with respect to all shares of the Fund being offered for sale.

          (e) Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of ALPS hereunder without the prior written approval or ALPS, which approval shall not be unreasonably withheld or delayed.

     12. Wire Transfer Operating Guidelines/Article 4A of the Uniform Commercial Code

          (a) Obligation of Sender. ALPS is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the selected security procedure attached as Appendix D hereto (the “Security Procedure”) and in the amount of money that ALPS has been instructed to transfer. ALPS shall execute payment orders in compliance with the Security Procedure and with the Fund instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

          (b) Security Procedure. The Fund acknowledges that the Security Procedure it has designated on Appendix D, was selected by the Fund. The Fund must notify ALPS immediately of any change in the Fund’s authorized personnel. ALPS shall verify the authenticity of all Fund instructions according to the Security Procedure. ALPS is authorized to make exceptions to the Security Procedure if instructed by the Fund. For purposes of this Section 12 only, instructions received from representatives of the Fund’s investment adviser will be considered to be instructions from the Fund.

          (c) Account Numbers. ALPS shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

          (d) Rejection. ALPS reserves the right to decline to process or delay the processing of a payment order (i) which is in excess of the collected balance in the account to be charged at the time of ALPS’ receipt of such payment order; (ii) if initiating such payment order would cause ALPS, in ALPS’ sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable ALPS; or (iii) if ALPS, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

          (e) ACH Credit Entries/Provisional Payments. When the Fund initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, ALPS will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by ALPS with respect to an ACH credit entry are provisional until ALPS receives final settlement for such entry from the Federal Reserve Bank. If ALPS does not receive such final settlement, the Fund agrees that ALPS shall receive a refund of the amount credited to the Fund in connection with such entry, and the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

          (f) Confirmation. Confirmation of ALPS’ execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through ALPS’ information systems, or by facsimile or call-back. The Fund must report any objections to the execution of an order within thirty (30) days.

     13. Documents. The Fund has furnished or will furnish, upon request, ALPS with copies of the Fund’s Declaration of Trust, advisory agreement, custodian agreement, transfer agency agreement, administration agreement, current prospectus, statement of additional information, periodic Fund reports, and all forms relating to any plan, program or service offered by the Fund. The Fund shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Fund shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Fund with the SEC and any amendments and supplements thereto that are filed with the SEC.

     14. Consultation Between the Parties. ALPS and the Fund shall regularly consult with each other regarding ALPS’ performance of its obligations under this Agreement. In connection therewith, the Fund shall submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the 1933 Act and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Fund’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

     15. Business Interruption Plan. ALPS shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, ALPS shall, at no additional expense to the Fund, take commercially reasonable steps to minimize service interruptions.

     16. Customer Identification Program. To help the government fight the funding of terrorism and money laundering activities, Federal law requires each financial institution to obtain, verify and record information that identifies each person who opens an account with that financial institution. Consistent with this requirement, ALPS will request each party’s name, address, taxpayer identification number or other government-issued identification number, and if such party is a natural person, that party’s date of birth. ALPS may also ask for additional identifying information, and ALPS may take steps to verify the authenticity and accuracy of these data elements.

     17. Duration and Termination of this Agreement.

          (a) Initial Term. This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period that ends three (3) years after the Start Date (the “Initial Term”). Until the end of the Initial Term, this Agreement may be terminated without penalty only by agreement of the parties or for cause pursuant to Section 17(c) hereof.

          (b) Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods until terminated by either party upon not less than sixty (60) days’ written notice prior to the expiration of the Initial Term or the then current renewal term or for cause pursuant to Section 17(c) hereof.

          (c) Cause. Notwithstanding anything to the contrary elsewhere in this Agreement, the Fund may terminate this Agreement for cause immediately at any time, without penalty, without default and without the payment of any Termination Payment or other liquidated damages. For purposes of this Section 17, “cause” shall mean:

               (i) willful misfeasance, bad faith, negligence or reckless disregard on the part of ALPS in the performance of its duties, obligations, and responsibilities set forth in this Agreement;

               (ii) in the event ALPS is no longer permitted to perform its duties, obligations, or responsibilities hereunder pursuant to applicable law, or regulatory, administrative, or judicial proceedings against ALPS which result in a determination that ALPS has violated, or has caused the Fund to violate, in any material respect any applicable law, rule, regulation, order or code of ethics, or any material investment restriction, policy or procedure adopted by the Fund of which ALPS had knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Fund’s public filings or otherwise provided to ALPS); or

               (iii) financial difficulties on the part of ALPS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

          (d) Deliveries Upon Termination. Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of transfer agency duties and shall deliver to the Fund or as otherwise directed by the Fund (in the case of termination by the Fund, at the expense of the Fund) all records and other documents made or accumulated in the performance of its duties for the Fund hereunder. In the event ALPS gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Fund uses all reasonable commercial efforts to appoint such replacement on a timely basis. In no event will ALPS be required to assist any new service or system provider in modifying or altering the ALPS’ or the new agent’s system or software.

     18. Assignment. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this

Agreement shall not be assignable by the Fund without the prior written consent of ALPS, or by ALPS without the prior written consent of the Fund.

     19. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

     20. Names. The obligations of the Fund entered into in the name or on behalf thereof by any director, shareholder, representative, or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, shareholders, representatives or agents of the Fund personally, but bind only the property of Portfolio, and all persons dealing with each respective Portfolio must look solely to the property of that respective Portfolio for the enforcement of any claims against that respective Portfolio.

     21. Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

     22. Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Fund Services, Inc.
1290 Broadway, Suite 1100
Denver, Colorado 80203
Attn: General Counsel
Fax: (303) 623-7850

To the Fund:

Cullen Funds Trust
645 Fifth Avenue
New York, NY 10022
Attn:
Fax:

     23. Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     24. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

     25. Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CULLEN FUNDS TRUST

By: /s/ Jeff Battaglia
Name: Jeff Battaglia
Title: CFO

ALPS FUND SERVICES, INC.

By: /s/ Jeremy O. May
Name: Jeremy O. May
Title: President

APPENDIX A

LIST OF PORTFOLIOS

Cullen High Dividend Equity Fund – Retail Shares
Cullen High Dividend Equity Fund – C Shares
Cullen High Dividend Equity Fund – I Shares
Cullen High Dividend Equity Fund – R1 Shares
Cullen High Dividend Equity Fund – R2 Shares

Cullen International High Dividend Fund – Retail Shares
Cullen International High Dividend Fund – C Shares
Cullen International High Dividend Fund – I Shares
Cullen International High Dividend Fund – R1 Shares
Cullen International High Dividend Fund – R2 Shares

APPENDIX B

SERVICES

     In accordance with procedures established from time to time by agreement between the Fund and ALPS, ALPS agrees that it will perform the following services for each Fund Portfolio and class of shares:

          (a) Receive for acceptance, orders for the purchase of shares, and promptly deliver payment and appropriate documentation thereof to the custodian of the Fund authorized by the Fund;

          (b) Pursuant to purchase orders, issue the appropriate number of shares and hold such shares in the appropriate shareholder account;

          (c) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the custodian;

          (d) With respect to the transactions enumerated in (a), (b) and (c) above, ALPS shall execute transactions directly with broker-dealers and other financial institutions authorized by the Fund, deemed to be acting as a limited agent of the Fund. ALPS will execute transactions only from broker-dealers and other financial institutions who have adopted and implemented internal controls reasonably designed to ensure that order or redemption requests received in proper form by the terms specified in the prospectus and statement of additional information will be processed on that day and order or redemption requests received in proper form after the terms specified in the prospectus and statement of additional information will be processed on the next business day;

          (e) At the appropriate time as and when it receives monies paid to it by the custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming shareholders;

          (f) Effect transfers of shares by the registered owners thereof upon receipt of appropriate instructions;

          (g) Prepare and transmit payments for dividends and distributions declared by the Fund;

          (h) Maintain records of account for and advise the Fund and its shareholders as to the foregoing. ALPS shall maintain a record of the number of shares held by each shareholder of record which shall include name, address, taxpayer identification and which shall indicate whether certificates exist for such shares and whether such shareholder has elected to receive dividends and distributions in cash or in additional shares;

          (i) In connection with meetings of shareholders, ALPS will prepare shareholder lists and, if requested, assist in the mailing of proxy materials and processing and tabulation of votes;

          (j) Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) of the Securities Exchange Act of 1934, a record of the total number of shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. ALPS shall also provide the Fund on a regular basis with the total number of shares that are authorized and issued and outstanding and shall have no obligation, when recording the issuance of shares, to monitor the issuance of such shares or to take cognizance of any laws relating to the issue or sale of such shares, which functions shall be the sole responsibility of the Fund;

          (k) Orders or redemption requests received in proper form by the terms specified in the prospectus will be processed by ALPS that day and orders or redemption requests received in proper form after the terms specified in the prospectus will be processed by ALPS on the next business day;

          (l) ALPS shall maintain controls and procedures to segregate orders for the purchase of shares received prior to that day’s computation of net asset value of such shares from orders received after such computation, and shall determine correctly the number of shares to be issued based on applicable net asset value;

          (m) Maintain an Anti-Money Laundering Program in compliance with the USA PATRIOT Act of 2001 and regulations thereunder, and provide the Fund with a copy of such program;

          (n) Perform services necessary to implement and enforce the Anti-Money Laundering Program;

          (o) Provide necessary and reasonable access to properly authorized federal examiners so that they can obtain all necessary information and records relating to the Anti-Money Laundering Program and to inspect ALPS’ implementation and operation of the Anti-Money Laundering Program;

          (p) Report to the Department of the Treasury’s Financial Crimes Enforcement Network suspicious transactions encountered when monitoring certain shareholder activity and implementing the Fund’s customer identification program; prepare a draft in accordance with the procedures set forth in 31 CFR §103.15(a)(3) of a joint Suspicious Activity Report on Form SAR-SF, send a copy to the Fund’s Anti-Money Laundering Officer, and file the Suspicious Activity Report upon receipt of final approval from the Fund’s Anti-Money Laundering Officer;

          (q) Respond to telephonic or in-person inquiries from existing shareholders or their representatives requesting information regarding matters such as net asset value of Fund shares, Fund performance, Fund services, Fund investment policies, Fund portfolio holdings and Fund distributions and classifications thereof for tax purposes;

          (r) Manage fulfillment process and coordinate with outside vendor;

          (s) Compile monthly reports on call statistics; and

          (t) ALPS shall perform such services as are required in order to comply with the rules and regulations under the 1934 Act, including, but not limited to, Rule 17Ad-17, regarding searching for lost shareholders.

     In addition, ALPS will perform the following services:

          (a) Perform the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all shareholder accounts, preparing shareholder meeting lists, withholding taxes on U.S. resident and nonresident alien accounts and maintaining records with respect to such withholding, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all shareholders, including year-end shareholder tax reporting, preparing and mailing confirmation forms and statements of account to shareholders for all purchases and redemptions of shares and other confirmable transactions in shareholder accounts, preparing and mailing activity statements for shareholders, and providing shareholder account information;

          (b) Maintain a daily record and produce a daily report for the Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Fund for each business day to the Fund no later than 11:00 AM Eastern Time, or such earlier time as the Fund may reasonably require, on the next business day;

          (c) The Fund shall (i) identify to ALPS in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of ALPS for the Fund’s blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund, providing a system which will enable the Fund to monitor the total number of shares sold in each State, and providing any other information reasonably requested by the Fund to fulfill the Fund’s obligation to monitor blue sky compliance;

          (d) (i) Accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the National Securities Clearing Corporation (the “NSCC”) on behalf of NSCC’s participants, including the Fund), in accordance with, instructions transmitted to and received by ALPS by transmission from the NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by ALPS; (ii) issue instructions to Fund’s banks for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Fund’s records on ALPS’ computer system (the “System”) in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain shareholder accounts on the System through Networking; and

          (e) New procedures as to who shall provide certain of these services may be established in writing from time to time by agreement between the Fund and ALPS.

Pursuant to such agreement, ALPS may at times perform only a portion of these services and the Fund or its agent may perform these services on the Fund’s behalf.

APPENDIX C

COMPENSATION

Annual Fee: $35,000 annual base fee per portfolio

Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens.

Annual Open Account Fee:

Open Accounts	Fees Per Account

Direct	$9.00

NSCC	$7.00

Annual Inactive Account Fee:

$5.50 per inactive account (an inactive account is an account with a zero balance that has had activity in the last eighteen months)

Annual Closed Account Fee:

$0.50 per closed account (a closed account is an account with a zero balance that has not had activity in the last eighteen months)

Out-of-Pocket Fees:

In addition, the Fund agrees to pay ALPS its out-of-pocket expenses including, but not limited to, statement and confirmation production; portfolio-specific statement paper and envelopes; postage; forms; wire fees and other bank charges; NSCC interface fees; 22c-2 fees; sales reporting fees; private label of money market fund fees and customized programming/enhancements; SAS 70 control review reports; retirement account disclosure statement language; telephone; records storage; advances incurred for postage; other miscellaneous expenses that may occur at the Fund’s discretion. Postage for mailing of dividends, Fund reports and other mailings to all shareholder accounts shall be advanced to ALPS by the Fund at least seven (7) days prior to the mailing date of such materials. ALPS will seek advance approval before incurring any out-of-pocket expenses that are out of the ordinary course of business.

LATE CHARGES: All invoices are due and payable upon receipt. Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law.

APPENDIX D

SECURITY PROCEDURE

FUNDS TRANSFER
SECURITY SELECTION FORM

Please complete this form, indicating whether ALPS is authorized to execute the following procedures by phone, fax, and mail, and if a signature guarantee is required.

Telephone Verification Procedures:

ALPS will require verification of social security number and account registration by the caller.

Funds Transfer Procedures	Phone	Fax	Mail	Signature Guarantee Required (Y/N)

Redemptions

Wire to bank instructions on record	X	X	X	N

Wire to new bank instructions		X	X	Y

ACH to bank instructions on record	X	X	X	N

ACH to new bank instructions		X	X	Y

Send by check to address of record	X	X	X	N

Send by check to different address		X	X	Y

Purchases

Purchase by wire	X	X	X	N

Purchase by check	X	X	X	N

Purchase by Transfer Agency initiated ACH from bank instructions on record	X	X	X	N

By: Jeff Battaglia	/s/ Jeff Battaglia	CFO	06/08/09

Print Name	Authorized Signature	Title	Date

ACCOUNT MAINTENANCE

SECURITY SELECTION FORM

Please complete this form, indicating whether ALPS is authorized to execute the following procedures by phone, fax, and mail, and if a signature guarantee is required.

Telephone Verification Procedures:

ALPS will require verification of social security number and account registration by the caller.

Fax Verification Procedures:

ALPS will verify that the fax contains the appropriate signature.

ALPS will require that telephone verification should accompany each fax.

Account Maintenance Function	Phone	Fax	Mail	Signature Guarantee Required (Y/N)

Establish New Account	X	X	X	N

Change to Address of Record	X	X	X	N

Also indicate requirements for redemption				Y
trades within 15 days of address change

Changing SS# (Need W-9)		X	X	N

Name Change (Divorce or Marriage)		X	X	Y

Re-Registration of Account		X	X	Y

Changing Bank Wiring or ACH		X	X	Y
information (Redemp)

Establishing Telephone Redemption	X	X	X	Y

Starting New AIP (cancelled check required)	X	X	X	Y

Canceling ACH	X	X	X	N

Decreasing ACH $ Amount	X	X	X	N

Account Maintenance Function	Phone	Fax	Mail	Signature Guarantee Required (Y/N)

Increasing ACH $ Amount	X	X	X	N

Changing Bank Info for ACH (AIP Purchases)		X	X	Y

Starting New SWP (Systematic Withdrawal Plan)	X	X	X	N

Canceling SWP	X	X	X	N

Decreasing SWP $ Amount	X	X	X	N

Increasing SWP $ Amount	X	X	X	N

Changing Bank Info for SWP		X	X	Y

Changing Dividend Options (Cash & Reinvest)	X	X	X	N

Sending Dividends to Secondary Address		X	X	Y

Setting Up Systematic Exchange	X	X	X	N

Setting Up Systematic Dividend Exchange	X	X	X	N

Adding Bank Instructions to account (Non AIP)		X	X	Y

By: Jeff Battaglia	/s/ Jeff Battaglia	CFO	06/08/09
Print Name	Authorized Signature	Title	Date